Filed Pursuant to Rule 433
Registration Statement No. 333-180300-03
April 30, 2012

*Actual coupons over previous 12 months ended 3/30/12 divided by closing price of MLPN on 3/30/12

Quarterly coupon payments reflect distributions from certain underlying MLPs and are uncertain and could be zero Since coupon payments and the price of MLPN vary, historical yield is not necessarily indicative of the future performance of MLPN

You may receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase or sale

An investment in the ETNs involves significant risks. For further information regarding risks, please see the section entitled “Risk Factors” in the applicable pricing supplement

credit-suisse.com/etn

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of the ETNs. Before you invest, you should read the Pricing Supplement dated March 23, 2012, the Prospectus Supplement dated March 23, 2012, and the Prospectus dated March 23, 2012, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.